Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) dated as of September 30, 2015, is between Bank of America, N.A. (the “Bank”) and Versar, Inc., a Delaware corporation (the “Borrower”).

1.           DEFINITIONS

1.1         Capitalized terms used herein but not defined herein shall have the meanings as set forth on Schedule 1.1.

2.           REVOLVING FACILITY: AMOUNT AND TERMS

2.1         Line of Credit Amount.

(a)          During the Availability Period described below, the Bank will provide a line of credit to the Borrower (the “Revolving Facility”). The amount of the Revolving Facility is Twenty-Five Million Dollars ($25,000,000) (as such amount may be reduced from time to time, the “Revolving Facility Commitment”).

(b)          The Revolving Facility is a revolving line of credit. During the Availability Period, the Borrower may repay principal amounts under the Revolving Facility in full or in part at any time, without premium or penalty, and reborrow such amounts.

(c)          For all purposes of this Agreement, in calculating the principal balance outstanding under the Revolving Facility, the calculation shall include the amount of any outstanding letters of credit issued pursuant to Section 2.5, including amounts drawn on any letters of credit and not yet reimbursed.

(d)          The principal balance outstanding under the Revolving Facility shall not exceed the Revolving Facility Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

2.2         Availability Period.

The Revolving Facility is available during the period (the “Availability Period”) between the date of this Agreement and September 30, 2018, or such earlier date as the Availability Period may terminate as provided in this Agreement (the “Revolving Facility Expiration Date”).

2.3         Repayment Terms.

(a)          The Borrower will pay interest on the advances under the Revolving Facility in arrears on December 31, 2015, and then on the last day of each quarter thereafter until payment in full of the principal balance of the Revolving Facility.

(b)          The Borrower will repay in full all principal, interest or other charges outstanding under the Revolving Facility on the Revolving Facility Expiration Date.

2.4         Interest Rate.

The interest rate applicable to the advances under the Revolving Facility is a rate per year equal to the LIBOR Daily Floating Rate plus 1.95%.

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2.5         Letters of Credit.

As a subfacility under the Revolving Facility, during the Availability Period, the Bank may from time to time to issue or cause an affiliate to issue standby letters of credit for the account of the Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed $5,000,000. The form and substance of each Letter of Credit shall be subject to approval by the Bank, in its sole discretion. Each Letter of Credit shall be issued for a term, as designated by the Borrower, not to exceed 365 days; provided, however, no Letter of Credit shall have an expiration date more than 365 days beyond the Revolving Facility Expiration Date. Letters of Credit may include a provision providing that their expiry date will automatically be extended each year for an additional one year period unless the Bank delivers written notice to the contrary; provided, however, that each Letter of Credit must include a final expiry date which will not be subject to automatic extension. The undrawn amount of all Letters of Credit shall be reserved under the Revolving Facility and such amount shall not be available for borrowings. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the Bank in connection with the issuance of Letters of Credit. At the option of the Bank, any drawing paid under a Letter of Credit may be deemed an advance under the Revolving Facility and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Revolving Facility are not available, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the Bank the full amount drawn, together with interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Revolving Facility. In such event the Borrower agrees that the Bank, in its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing. The Borrower agrees to deposit cash collateral in an account with the Bank, pursuant to documentation in form and substance satisfactory to the Bank, in an amount equal to the aggregate outstanding undrawn face amount of all Letters of Credit which remain outstanding on the Revolving Facility Expiration Date. The Borrower grants a security interest in such cash collateral account to the Bank. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may in its sole discretion elect.

3.           TERM FACILITY: AMOUNT AND TERMS

3.1         Loan Amount.

The Bank agrees to provide a term loan (the “Term Loan Facility”) to the Borrower in the amount of Five Million Dollars ($5,000,000).

3.2         Availability Period.

The Term Loan Facility shall be made available in one disbursement from the Bank on the date of this Agreement.

3.3         Repayment Terms.

(a)          The Borrower will pay interest on the outstanding principal balance of the Term Loan Facility in arrears on December 31, 2015, and then on the last day of each quarter thereafter until payment in full of all principal outstanding under the Term Loan Facility.

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(b)          The Borrower will repay principal outstanding under the Term Loan Facility in quarterly installments of $833,333.33 on each of December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016 and March 31, 2017. In any event, on March 31, 2017, the Borrower will repay in full the remaining principal balance outstanding under the Term Loan Facility plus any accrued and unpaid interest.

(c)          The Borrower may prepay the principal balance outstanding under the Term Loan Facility in full or in part at any time without any prepayment penalty or fee. The prepayment will be applied pro rata to the remaining installments of principal (including such payment due at maturity) due under the Term Loan Facility.

(d)          Amounts repaid or prepaid on the Term Loan Facility may not be reborrowed.

3.4         Interest Rate.

The interest rate applicable to the principal balance outstanding under the Term Loan Facility is a rate per year equal to the LIBOR Daily Floating Rate plus 1.95%.

4.           LOAN ADMINISTRATION AND FEES

4.1         Fees.

The Borrower will pay to the Bank the fees set forth on Schedule A.

4.2         Collection of Payments.

(a)          Each payment by the Borrower will be made in Dollars and in immediately available funds, without setoff or counterclaim.

(b)          Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

(c)          Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

4.3         Borrowing Procedures; Borrower’s Instructions.

(a)          Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

(b)          In order to facilitate the borrowing of loans hereunder, the Borrower and the Bank may mutually agree to enter into an autoborrow agreement in form and substance satisfactory to the Bank providing for the automatic advance by the Bank loans under the conditions set forth in such agreement, which shall be in addition to the conditions set forth herein.

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4.4         Direct Debit.

The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from a deposit account to be agreed between the Borrower and Bank, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

4.5         Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the Commonwealth of Virginia, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in Dollar deposits are conducted among banks in the offshore Dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6         Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

4.7         Default Rate.

Upon the occurrence of any Event of Default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, Letter of Credit fees, fees, or costs, will at the option of the Bank bear interest at a rate which is 2.0% higher than the rate of interest otherwise provided under this Agreement (the “Default Rate”). This may result in compounding of interest. This will not constitute a waiver of any default.

4.8         Taxes.

If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

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4.9         Payment in Kind.

If the Bank requires delivery in kind of the proceeds of collection of any Loan Party’s accounts receivable, such proceeds shall be credited to the Secured Obligations in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank’s option, be charged to the Loan Parties.

5.           CONDITIONS

5.1         Conditions to Closing.   This Agreement shall be effective upon satisfaction of the following conditions precedent in each case in form and substance acceptable to the Bank:

(a)          Loan Documents. Receipt by the Bank of executed counterparts of the Loan Documents each properly executed by the Borrower, the Guarantors and the Bank.

(b)          Governing Documents. Receipt by the Bank of the following:

(i)          copies of the organization documents of the Borrower certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the date hereof;

(ii)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of the Borrower as the Bank may require evidencing the identity, authority and capacity of each officer of the Borrower that executes any of the Loan Documents; and

(iii)        such documents and certifications as the Bank may require to evidence that the Borrower is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation and the state of its principal place of business.

(c)          Opinions of Counsel. Receipt by the Bank of opinions of legal counsel to the Loan Parties.

(d)          Personal Property Collateral. Receipt by the Bank of the following:

(i)          searches of Uniform Commercial Code (“UCC”) filings in the jurisdiction of formation of the Borrower and each other jurisdiction deemed appropriate by the Bank;

(ii)         UCC financing statements for each appropriate jurisdiction as is necessary, in the Bank’s reasonable discretion, to perfect the Bank’s security interest in the personal property Collateral;

(iii)        searches of ownership of, and Liens on, United States registered intellectual property of the Borrower in the appropriate governmental offices; and

(iv)        duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Bank’s reasonable discretion, to perfect the Bank’s security interest in the United States registered intellectual property of the Borrower.

(e)          Evidence of Insurance. Receipt by the Bank of copies of insurance policies or certificates of insurance of the Borrower evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Bank as loss payee (in the case of property insurance) and additional insured (in the case of liability insurance).

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(f)          Closing Certificate. Receipt by the Bank of a certificate signed by an authorized officer of the Borrower as of the date of this Agreement certifying that the conditions specified in Sections 5.2(a) and (b) have been satisfied as of the date of this Agreement.

(g)          Solvency. Receipt by the Bank of certification from the chief financial officer of the Borrower as to the Solvency of the Borrower on a standalone basis and of the Borrower and its Subsidiaries on a consolidated basis, in each case after giving effect to the Transaction.

(h)          Refinance of Existing Indebtedness. The Borrower and its Subsidiaries shall have repaid all outstanding indebtedness (other than indebtedness permitted under Section 8.3) (the “Existing Indebtedness”) and terminated all commitments to extend credit with respect to the Existing Indebtedness, and all Liens securing the Existing Indebtedness shall have been released.

(i)          Unsecured Indebtedness. The terms and conditions of the Borrower’s existing unsecured indebtedness (the “Existing Unsecured Indebtedness”) issued to James Emery, Wendell Newton and Charles Scott shall be reasonably satisfactory to the Bank. The Borrower shall have delivered to the Bank copies of the documents, agreements and instruments evidencing the Existing Unsecured Indebtedness certified by the Borrower to be true and correct as of the date of this Agreement.

(j)          JC Acquisition.

(i)          The JC Acquisition Documentation (including, without limitation, the terms and conditions of the JC Acquisition) shall be satisfactory to the Bank.

(ii)         The JC Acquisition shall have been consummated (or shall be consummated concurrent with the advance of amounts under the Revolving Facility and/or the Term Loan Facility on the date hereof) in accordance in all material respects with the terms of the JC Acquisition Documentation and in material compliance with applicable law and regulatory approvals.

(iii)        All material governmental, shareholder and material third party consents and approvals necessary in connection with any aspect of the Transaction shall have been received; all governmental waiting periods applicable to any aspect of the Transaction shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on any aspect of the Transaction; and no law or regulation shall be applicable which could reasonably be expected to restrain, prevent or impose any material adverse conditions on any aspect of the Transaction;

(iv)        The Borrower shall have delivered to the Bank copies of the JC Acquisition Documentation certified by the Borrower to be true and correct as of the date of this Agreement;

(v)         The JC Subordination Agreement shall have been duly executed by each party thereto; and

(vi)        Receipt by the Bank of copies of the documents, agreements and instruments evidencing the JC Seller Earn-Out certified by the Borrower to be true and correct as of the date of this Agreement.

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(k)          Payment of Fees and Expenses. The Borrower shall have paid all fees (as set forth on Schedule A) and other amounts due and owing to the Bank on the date hereof pursuant to this Agreement or the other Loan Documents. Unless waived by the Bank, payment of all fees, charges and disbursements of counsel (including any local counsel) to the Bank (directly to such counsel if requested by the Bank) to the extent invoiced prior to or on the date hereof, plus such additional amounts of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Bank).

5.2         Conditions to Each Extension of Credit. The obligation of the Bank to make any extension of credit under this Agreement is subject to the following conditions precedent:

(a)          Representations and Warranties. The representations and warranties of each Loan Party contained in the Loan Documents, or which are contained in any document furnished at any time under or in connection therewith, shall be true and correct on and as of the date of the requested extension of credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

(b)          No Default or Event of Default. No Event of Default, or any event which, with notice or lapse of time or both, would constitute an Event of Default, shall exist or would result from the making of such credit extension or from the application of the proceeds thereof.

6.           REPRESENTATIONS AND WARRANTIES

As of the date hereof in order to induce the Bank to provide the credit extensions contemplated hereunder, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1         Existence, Qualification and Power.

Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business, except where the failure to be so licensed, authorized or approved could not reasonably be expected to have a Material Adverse Effect, (c) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (d) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect.

6.2         Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any Loan Party’s organization documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, or require any payment to be made under (i) any contractual obligation to which any Loan Party or its property is subject; or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which any Loan Party or its property is subject; or (c) violate any law, rule or regulation.

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6.3         Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Loan Documents.

6.4         Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

6.5         Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due inquiry, threatened in writing or contemplated, at law, in equity, in arbitration or before any governmental authority, by or against the Borrower or any Subsidiary or against any of the property of the Borrower or any Subsidiary that (a) purport to affect or pertain to this Agreement or any other Loan Document, the Transaction or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.6         Ownership of Property; Liens; Permits; Etc..

(a)          Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business. The property of the Borrower and its Subsidiaries is not subject to any Liens other than Permitted Liens.

(b)          Each of the Borrower and its Subsidiaries possesses all permits, memberships, franchises, contracts and licenses required for the operation of their respective businesses except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.7         Tax Matters.

Each of the Borrower and its Subsidiaries has filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with generally accepted account principles. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party to any tax sharing agreement.

6.8         Margin Regulations; Investment Company Act.

(a)          The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock.

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(b)          Neither the Borrower nor any Subsidiary, or any Person controlling the Borrower, is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.9         Financial Information; No Material Adverse Effect.

(a)          All financial statements delivered to the Bank (including the financial statements delivered to the Bank prior to the date hereof and the financial statements delivered to the Bank pursuant to Section 7.2(a) and Section 7.2(b) after the date hereof) have been prepared in accordance with generally accepted accounting principles and present fairly the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(b)          From June 26, 2015 to and including the date hereof, there has been no Disposition or Recovery Event of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by the Borrower or any Subsidiary of any business or property material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto.

(c)          No report, financial statement, certificate or other information furnished by or on behalf of the Borrower or any Subsidiary to the Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document contains any misstatement of fact or omits to state any fact necessary to make the statements therein not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(d)          Since June 26, 2015, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.10       No Default.

No Event of Default, or any event which, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing.

6.11       Insurance.

Each of the Borrower and its Subsidiaries has obtained, and maintains in effect, the insurance coverage required by Section 7.11.

6.12       ERISA Plans.

(a)          Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan (intended to be qualified under Section 401(a) of the Code has been determined by the United States Internal Revenue Service (the “IRS”) to be so qualified or is documented under the form of a pre-approved plan document, and to the knowledge of the Borrower, nothing has occurred since the date of such determination that could reasonably be expected to give the IRS grounds to revoke such determination. Each of the Borrower and its Subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, as applicable, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

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(b)          There are no claims, lawsuits or actions (including by any governmental authority) known to the Borrower, and there has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code or violation of the fiduciary responsibility rules under Title I of ERISA, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)          With respect to any Plan subject to Title IV of ERISA:

(i)          No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii)         No action by the Borrower, any Subsidiary or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii)        No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

6.13       Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the date hereof of each Subsidiary of any Loan Party, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) designating whether such subsidiary is an Immaterial Subsidiary, a Foreign Subsidiary or a Loan Party. The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non assessable.

6.14       Compliance with Laws.

Each of the Borrower and its Subsidiaries is in compliance with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.15       Intellectual Property; Licenses, Etc..

Each of the Borrower and its Subsidiaries owns, or possesses the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses. Set forth on Schedule 6.15 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office as of the date hereof.

6.16       Solvency.

The Borrower is Solvent, and the Loan Parties are Solvent on a consolidated basis.

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6.17         Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.17(a) is a list of all real property located in the United States that is owned or leased by any Loan Party as of the date hereof. Set forth on Schedule 6.17(b) is the jurisdiction of organization, chief executive office, exact legal name, U.S. tax payer identification number and organizational identification number of each Loan Party as of the date hereof. Except as set forth on Schedule 6.17(c), no Loan Party has during the five years preceding the date hereof (i) changed its legal name, (ii) changed its state of formation or (iii) been party to a merger, consolidation or other change in structure.

6.18         OFAC.

Neither the Borrower nor any Subsidiary nor, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative of the Borrower or any Subsidiary, is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or residing in a Designated Jurisdiction.

6.19         Anti-Corruption Laws.

The Loan Parties and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

7.          AFFIRMATIVE COVENANTS

The Borrower agrees to, and agrees to cause its Subsidiaries to, so long as credit is available under this Agreement and until the Bank is repaid in full and all letters of credit have expired:

7.1           Use of Proceeds.

(a)          Use the Revolving Facility exclusively to (i) finance in part the purchase price of the JC Acquisition, (ii) pay fees and expenses incurred in connection with the Transaction, (iii) refinance the Existing Indebtedness, (iv) finance permitted payments on the JC Seller Earn-Out and (v) finance working capital, capital expenditures, Permitted Acquisitions and other lawful corporate purposes of the Borrower and its Subsidiaries.

(b)          Use the proceeds of the Term Loan Facility only to (i) finance in part the purchase price of the JC Acquisition, (ii) pay fees and expenses incurred in connection with the Transaction and (iii) refinance the Existing Indebtedness.

7.2           Financial Information.

Provide the following financial information and statements in form and content reasonably acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

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(a)          Within one hundred twenty (120) days after each fiscal year end of the Borrower, commencing with the fiscal year ending July 1, 2016, the annual financial statements of the Borrower, certified and dated by an authorized financial officer of the Borrower. These financial statements must be audited (with an opinion satisfactory to the Bank) by Grant Thornton or other Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)          Within forty-five (45) days after each fiscal quarter end of the Borrower (excluding the last fiscal quarter in each fiscal year), commencing with the fiscal quarter ending September 25, 2015, quarterly financial statements of the Borrower, certified and dated by an authorized financial officer of the Borrower. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c)          Financial projections for the Borrower covering the upcoming fiscal year and specifying the assumptions used in creating the projections. The projections shall be provided to the Bank no less often than sixty (60) days after the end of each fiscal year, commencing with the fiscal year ending June 28, 2016. The projections shall be prepared on a consolidated basis.

(d)          Concurrently with the delivery of the financial statements in (a) and (b) above, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(e)          Within forty-five (45) days after each fiscal quarter end of the Borrower (including the last fiscal quarter in each fiscal year), commencing with the fiscal quarter ending September 25, 2015, (i) a contract backlog report of the Borrower and its Subsidiaries in a form reasonably acceptable to the Bank and (ii) a detailed aging of the receivables of the Borrower and its Subsidiaries by invoice or a summary aging by account debtor.

(f)          Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Bank pursuant to this Agreement.

(g)          Promptly upon the Bank’s written request, such other books, records, statements, agings, lists of property and accounts, budgets, forecasts or reports as to the Borrower and its Subsidiaries as the Bank may request.

As to any information contained in materials furnished pursuant to Section 7.2(f), the Borrower shall not be separately required to furnish such information under Section 7.2(a) or 7.2(b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 7.2(a) or 7.2(b) at the times specified therein. Documents required to be delivered pursuant to Section 7.2(a) or 7.2(b) or Section 7.2(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Bank has access (whether a commercial, third party website or whether sponsored by the Bank); provided that: (i) the Borrower shall deliver paper copies of such documents to the Bank upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Bank and (ii) the Borrower shall notify the Bank (by facsimile or electronic mail) of the posting of any such documents and provide to the Bank by electronic mail electronic versions (i.e., soft copies) of such documents.

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7.3           Consolidated Total Leverage Ratio.

Maintain a Consolidated Total Leverage Ratio of not greater than (i) as of the end of any fiscal quarter ending during the period from the date of this Agreement to and including June 30, 2016, 3.25:1.0 and (ii) as of the end of any fiscal quarter, commencing with the fiscal quarter ending September 30, 2016 and thereafter, 3.00:1.0. This ratio will be calculated at the end of each Reporting Period, using the results of the twelve-month period ending on the last day of such Reporting Period.

7.4           Consolidated Senior Leverage Ratio.

Maintain a Consolidated Senior Leverage Ratio of not greater than (i) as of the end of any fiscal quarter ending during the period from the date of this Agreement to and including June 30, 2016, 2.75:1.0 and (ii) as of the end of any fiscal quarter, commencing with the fiscal quarter ending September 30, 2016 and thereafter, 2.50:1.0. This ratio will be calculated at the end of each Reporting Period, using the results of the twelve-month period ending on the last day of such Reporting Period.

7.5           Consolidated Fixed Charge Coverage Ratio.

Maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.25:1.0. This ratio will be calculated at the end of each Reporting Period, using the results of the twelve-month period ending on the last day of such Reporting Period.

7.6           Consolidated Asset Coverage Ratio.

Maintain a Consolidated Asset Coverage Ratio of at least 1.25:1.0. This ratio will be calculated at the end of each Reporting Period.

7.7           Bank as Principal Depository.

Within one hundred twenty (120) days of this Agreement (or with regard to any accounts acquired in a Permitted Acquisition, within one hundred twenty (120) days of such Permitted Acquisition), maintain the Bank as its principal domestic depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts, except in each case for those accounts (i) as may be required with respect to any account used exclusively for payroll, withholding tax, or escrow, custodial other fiduciary purposes, (ii) which holds cash collateral for the Existing Letter of Credit or (iii) where the amount held therein does not aggregate more than $100,000 at any time.

7.8           Additional Subsidiaries.

Within thirty (30) days after any Person becomes a Domestic Subsidiary (other than an Immaterial Subsidiary), cause such Domestic Subsidiary to guaranty the Secured Obligations by executing and delivering to the Bank a joinder agreement to the Guaranty, the Security Agreement and the Pledge Agreement or such other documentation as reasonably requested by the Bank, in each case, in form and substance reasonably satisfactory to the Bank and deliver to the Bank such organization documents, resolutions and opinions of counsel requested by the Bank, all in form, content and scope satisfactory to the Bank. Notwithstanding the foregoing, within one (1) business day of the date hereof, the Borrower shall cause each Subsidiary acquired pursuant to the JC Acquisition to become a Loan Party in compliance with this Section 7.8 and pledge its assets in compliance with Section 7.9.

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7.9           Pledged Assets.

(a)          Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (ii) 66% (or such greater percentage that, due to a Change in Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Bank to secure the Secured Obligations pursuant to the Loan Documents (subject to any Permitted Liens), and, in connection with the foregoing, deliver to the Bank such other documentation as the Bank may request including, any filings and deliveries to perfect such Liens, organization documents, resolutions and favorable opinions of counsel all in form, content and scope satisfactory to the Bank.

(b)          Other Property. Cause all owned real and personal property of each Loan Party (other than Excluded Property) to be subject at all times to first priority, perfected Liens in favor of the Bank to secure the Secured Obligations pursuant to such security documents as may be requested by the Bank (subject to any Permitted Liens) and, in connection with the foregoing, deliver to the Bank such other documentation as the Bank may request including, any filings and deliveries to perfect such Liens, organization documents, resolutions, favorable opinions of counsel and, in the case of real property, surveys, lender title insurance policies, environmental assessments, environmental questionnaires and environmental indemnity agreements, all in form, content and scope satisfactory to the Bank.

(c)          Within thirty (30) after the date hereof, the Borrower cause its Equity Interests in each of its Domestic Subsidiaries that is a corporation, to be evidenced by a share certificate and deliver such certificates to the Bank, along with duly executed instruments of transfer or assignment in blank in form and substance satisfactory to Bank.

7.10         Notices to Bank.

Promptly upon becoming aware notify the Bank in writing of:

(a)          Any lawsuit against the Borrower or any Subsidiary seeking damages in excess of $500,000 or that could be reasonably expected to have a Material Adverse Effect.

(b)          Any substantial dispute between any governmental authority and the Borrower or any Subsidiary that could be reasonably expected to have a Material Adverse Effect.

(c)          Any Event of Default, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

(d)          The occurrence of any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

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(e)          Any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary

7.11         Insurance.

(a)          General Business Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower insurance as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of its properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for its business.

(b)          Insurance Covering Collateral. Maintain all risk property damage insurance policies (including windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the Collateral. Each insurance policy must be for the full replacement cost of the Collateral and include a replacement cost endorsement.

(c)          Flood Insurance. If any improved real property Collateral is located in a designated flood hazard area, or becomes located in a designated flood hazard area after the date of this Agreement as a result of any re-mapping of flood insurance maps by the Federal Emergency Management Agency, maintain flood insurance on the real property and on any tangible personal property Collateral located on the real property. In addition, maintain such other insurance as the Bank may require to comply with the Bank’s regular requirements and practices in similar transactions, which may include earthquake insurance and insurance covering acts of terrorism.

(d)          Bank as Loss Payee and Additional Insured. Cause the Bank and its successors and/or assigns to be named as lender’s loss payee or mortgagee with respect to all property insurance and flood insurance and as additional insured with respect to all liability insurance, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Bank, that it will give the Bank at least thirty (30) days prior notice before any such policy or policies shall be altered or canceled.

(e)          Evidence of Insurance. Upon the written request of the Bank, deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.12         Compliance with Laws.

Comply with the applicable laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over its business, except where failure to comply would not reasonably be expected to have a Material Adverse Effect. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations binding upon the Bank and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.13         ERISA Plans.

Promptly during each year, pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan subject to Title IV of ERISA; and file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any reportable event that might constitute grounds for termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan.

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7.14         Books and Records.

Maintain adequate books and records relating to its business and the Collateral.

7.15         Maintenance of Assets; Preservation of Existence, Etc.

(a)          Make any repairs, renewals, or replacements to keep its properties in good working condition, normal wear and tear excepted, and to preserve or renew all of its intellectual property rights, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

(b)          Preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization.

(c)          Preserve, renew and maintain in full force and effect its good standing under the laws of the jurisdiction of its organization.

(d)          Take all action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.16         Audits; Field Examinations.

Allow the Bank and the Bank’s agents to inspect its properties and examine, conduct field examinations and audits, and make copies of books and records at any time upon reasonable advance notice during normal business hours. In connection with such field examination or inspection, if any of its properties, books or records are in the possession of a third party, the Borrower authorizes (and shall cause its Subsidiaries to authorize) that third party to permit the Bank or its agents to have access to perform examinations, inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records upon reasonable advance notice during normal business hours. Absent an Event of Default, the Borrower shall not be obligated to reimburse the Bank for more than one field examination per calendar year.

7.17         Payment of Taxes.

Pay and discharge as the same shall become due and payable all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and reserves in accordance with generally accepted accounting principles are being maintained by the Borrower or such Subsidiary.

7.18         Perfection of Liens.

Use commercially reasonable efforts to assist the Bank to perfect and protect its security interests and liens, and reimburse it for related reasonable costs it incurs to protect its security interests and liens.

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7.19         Cooperation.

Take any reasonable action requested by the Bank necessary to effectuate the provisions of this Agreement.

7.20         Assignment of Claims Act.

Promptly comply, upon written request by the Bank, with any and all of the requirements of Title 31 Section 3727 and Title 41 Section 15 of the United States Code and all rules and regulations relating thereto, as amended, where such statutes, rules and regulations are, at the option of the Bank, applicable to particular contracts, and shall at all times take all such other action as may be necessary to facilitate and/or ensure perfection of the Bank’s security interest in and the assignment of the contracts.

7.21         Anti-Corruption Laws.

Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

8.          NEGATIVE COVENANTS

The Borrower agrees to, and agrees to cause its Subsidiaries to, so long as credit is available under this Agreement and until the Bank is repaid in full (including by the provision of cash collateral in respect of letters of credit if no other amounts or commitments are outstanding):

8.1           Use of Proceeds.

Not use the proceeds of the credit extended under this Agreement directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

8.2           Dividends and Distributions.

Not declare or pay any dividends, redemptions of stock or membership interests, distributions and withdrawals (collectively, “Restricted Payments”) with respect to its Equity Interests, except (a) dividends payable in capital stock; (b) dividends or other distributions paid by a Subsidiary to the Borrower or another Wholly Owned Subsidiary; and (c) other Restricted Payment provided that (i) the aggregate amount of such Restricted Payments shall not exceed $750,000 in any fiscal year, (ii) no Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default under this Agreement, shall exist or would result from such Restricted Payment and (iii) after giving effect to such Restricted Payment on a pro forma basis (i.e., as if such Restricted Payment and the incurrence of any indebtedness in connection therewith had been made on the first day of the applicable period) the Borrower would be in compliance with the financial covenants set forth in Sections 7.3, 7.4, 7.5 and 7.6, recomputed as of the last day of the period of twelve consecutive months most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.2.

8.3           Other Debts.

Not have outstanding or incur any direct or contingent liabilities or capital lease obligations (other than those to the Bank or to any Affiliate of the Bank), become liable for the liabilities of others or issue or have outstanding any Equity Interests that require any cash payment (whether dividends, scheduled redemptions, mandatory redemptions or otherwise) prior to the date that is at least ninety-one (91) days after the date that the Secured Obligations are repaid in full and this Agreement is terminated. This does not prohibit:

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(a)          acquiring goods, supplies, or merchandise on normal trade credit;

(b)	endorsing negotiable instruments received in the usual course of business;

(c)          the Subordinated Indebtedness and other liabilities and capital leases in existence on the date of this Agreement and set forth on Schedule 8.3;

(d)	indebtedness between Loan Parties;

(e)          debts and capital lease obligations incurred after the date of this Agreement for the acquisition of fixed assets not to exceed $2,000,000 outstanding at any one time; and

(f)           letters of credit existing on the date hereof in an amount not to exceed $100,000 (the “Existing Letter of Credit”) provided that such letter of credit is terminated or replaced with a Letter of Credit issued pursuant to this Agreement within 30 days after the date hereof.

8.4	Other Liens.

Not create, assume, or allow any Lien on property it now or later owns, except the following (collectively, “Permitted Liens”):

(a)          Liens in favor of the Bank or any Affiliate of the Bank;

(b)          Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)	Liens outstanding on the date of this Agreement and set forth on Schedule 8.4;

(d)           purchase money security interests in assets acquired after the date of this Agreement securing indebtedness permitted pursuant to Section 8.3(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such indebtedness and (ii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(e)           Liens of carriers, warehousemen, mechanics, materialmen and repairmen or other like Liens arising in the ordinary course of business (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(f)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g)          deposits and Bonded Accounts Receivable to secure the performance of bids, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

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(h)          easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i)          Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(j)          leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(k)          any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(1)         normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m)          Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; and

(n)          Liens on cash securing the Existing Letter of Credit; provided such cash does not exceed 105% of the maximum amount available to be drawn under the Existing Letter of Credit.

8.5	Investments.

Not have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except:

(a)          investments in existence on the date of this Agreement and set forth on Schedule 8.5;

(b)	investments in Loan Parties;

(c)          investments in any of the following: (i) certificates of deposit; (ii) U.S. treasury bills and other obligations of the federal government; and (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission);

(d)	Permitted Acquisitions; and

(e)          investments of a nature not contemplated in the foregoing clauses (and not otherwise prohibited hereunder) in an amount not to exceed $1,000,000 in the aggregate at any time outstanding.

8.6	Loans.

Not make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)          loans, advances and other extensions of credit outstanding on the date of this Agreement and set forth on Schedule 8.6;

(b)	loans, advances and other extensions of credit to Loan Parties;

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(c)          extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities;

(d)          loans or advances to employees and officers in the ordinary course of business for business purposes provided that the aggregate outstanding amount of such loans and advances shall not exceed $500,000; and

(e)	investments permitted by Section 8.5.

8.7	Maintenance of Assets.

(a)	Not make any Disposition without the consent of the Bank.

(b)	Not enter into any sale and leaseback agreement covering any of its assets.

8.8	Additional Negative Covenants.

(a)          Not enter into any consolidation, merger, or other combination, except that any Subsidiary may merge or consolidate with the Borrower or any Subsidiary, provided that (i) if the Borrower is a party thereto then the Borrower shall be the surviving Person or (ii) if the Borrower is not a party thereto and a Guarantor is a party thereto then a Guarantor shall be the surviving Person.

(b)          Not make any Acquisition, except Permitted Acquisitions or any other Acquisition consented to by the Bank.

(c)          Not engage in any business activities substantially and materially different from the business activities conducted by the Borrower and its Subsidiaries on the date of this Agreement.

(d)          Not liquidate, dissolve or wind up its affairs provided that any Wholly Owned Subsidiary, including any Loan Party, may liquidate, dissolve or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

(e)	Not voluntarily suspend its business.

(f)           Notwithstanding any other provision of this Agreement to the contrary, (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary or (ii) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.

8.9	Transactions with Affiliates.

Not enter into or permit to exist any transaction or series of transactions with any Affiliate of the Borrower other than (a) transactions between Loan Parties, and (b) other transactions which are entered into in the ordinary course of business of the Borrower and its Subsidiaries on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate. For the avoidance of doubt, capital contributions in or distributions to any Loan Party shall not be considered a transaction with an Affiliate for purposes of this Section 8.9.

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8.10	Burdensome Agreements.

Not enter into, or permit to exist, any contract or other agreement that encumbers or restricts the ability of the Borrower or any Subsidiary to (a) make dividends and other distributions to any Loan Party, (b) pay any debt or other obligation owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) transfer any of its property to any Loan Party, (e) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof, except (in respect of any of the matters referred to in clauses (a)-(e) above) for (i) this Agreement and the other Loan Documents, and (ii) any document or instrument governing any Lien permitted under this Agreement, provided that any such restriction contained therein relates only to the asset or assets subject to such Lien.

8.11	Organization Documents; Fiscal Year; Legal Name; State of Formation and Form of Entity.

(a)          Not amend, modify or change its organization documents in a manner adverse to the Bank.

(b)	Not change its fiscal year.

(c)          Not change its name, state of formation or form of organization without providing prior written notice to the Bank, for purposes of clarification the name change described in the schedules hereto shall constitute notice.

8.12	Payments of Other Indebtedness.

(a)          Not amend or modify any Subordinated Indebtedness if such amendment or modification would add or change any terms in a manner materially adverse to the Borrower or any Subsidiary (including any amendment or modification that would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto).

(b)          Not make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the representative with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Indebtedness.

(c)          Not make any other payment of the JC Seller Earn Out in violation of the JC Subordination Agreement.

8.13	Amendment of Material Documents.

Not amend, modify, waive or extend, or permit the amendment, modification, waiver or extension of, any term or provision of any JC Acquisition Documentation in a manner materially adverse to the Borrower or any Subsidiary or to the Bank.

8.14	Sanctions.

Not directly or indirectly, use the proceeds of any extension of credit under this Agreement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Bank or otherwise) of Sanctions.

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8.15	Anti-Corruption Laws.

Directly or indirectly use the proceeds of any credit extension under this Agreement for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

9.	DEFAULT AND REMEDIES

If any of the following events of default occurs (an “Event of Default”), the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay their entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1	Failure to Pay.

The Borrower fails to make a payment of principal under this Agreement when due, or fails to make a payment of interest, any fee or other sum under this Agreement within five (5) banking days after the date when due.

9.2	Other Bank Agreements.

Any event of default occurs under any other agreement which the Borrower or any Subsidiary has with the Bank or any Affiliate of the Bank, which default is not waived or cured within any applicable grace or cure period.

9.3	Cross-default.

Any event of default occurs under one or more agreements having an aggregate principal amount greater than $500,000 with any Person (other than the Bank or an Affiliate of the Bank) in connection with credit which the Borrower or any Subsidiary has obtained or which the Borrower or any Subsidiary has guaranteed, which event of default results in acceleration under such agreement.

9.4	False Information.

Any representation or warranty made by any Loan Party in this Agreement or any other Loan Document shall prove to have been materially false or misleading on the date when made.

9.5	Bankruptcy.

The Borrower or any Subsidiary files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any Subsidiary, or the Borrower or any Subsidiary makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower or any Subsidiary is dismissed within a period of sixty (60) days after the filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

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9.6	Receivers; Termination of Business.

Any receiver, custodian, trustee or similar official is appointed to take possession, custody or control of all or a substantial portion of the property of the Borrower or any Subsidiary, or the business of the Borrower or any Subsidiary is terminated.

9.7	Lien Priority.

The Bank fails to have an enforceable first Lien (except for any Liens permitted under this Agreement, including any Permitted Liens) on or security interest in any of the Collateral.

9.8	Lawsuits.

Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Subsidiary in an aggregate amount in excess of any insurance coverage that could reasonably be expected to have a Material Adverse Effect.

9.9	Judgments.

Any judgments or arbitration awards are entered against the Borrower or any Subsidiary or the Borrower or any Subsidiary enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $750,000 or more in excess of any insurance coverage.

9.10	Material Adverse Effect.

The occurrence of any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

9.11	Change of Control.

The occurrence of any Change of Control.

9.12	ERISA Plans.

Any one or more of the following events occurs with respect to a Plan of the Borrower or any Subsidiary subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower or any Subsidiary to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect:

(a)          A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)          A Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower, any Subsidiary or any ERISA Affiliate.

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9.13	Actual or Asserted Invalidity of Loan Documents.

Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that he has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

9.14	Invalidity of Subordination Provisions.

The subordination provisions applicable to any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the holder thereof.

9.15	Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement or any other Loan Document not specifically referred to in this Article, which other than in the case of Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.15(b) (with respect to the Borrower only) and 7.16 and Article VIII of this Agreement, such default is not cured within thirty (30) days after the earlier of (a) actual knowledge by any senior level officer of any Loan Party or (b) written notice from the Bank.

9.16	Debarment.

The Borrower, any Subsidiary or any officer or director of the Borrower or any Subsidiary is debarred, suspended, proposed for debarment, declared ineligible or otherwise excluded or disqualified from contracting with the U.S. Government.

9.17	Material Default Under any Government Contract or Termination of any Government Contract.

A default by the Borrower or any of its Subsidiaries occurs under the terms of any government contract or any government contract is terminated for default, and the same would reasonably be expected to have a Material Adverse Effect.

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1	GAAP; Calculation of Financial Covenants.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied. If at any time any change in generally accepted accounting principles would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Bank shall so request, the Bank and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with generally accepted accounting principles prior to such change therein.  Notwithstanding any provision to the contrary, the parties hereto acknowledge and agree that all calculations of the financial covenants in Sections 7.3, 7.4, 7.5 and 7.6 (including for purposes of determining compliance with any pro forma test) shall, in each case, be made on a pro forma basis (i.e., as if such transaction and the incurrence or repayment of any indebtedness in connection therewith had been made on the first day of the applicable period) with respect to any Acquisition, Disposition or Recovery Event occurring during the applicable period.

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10.2	Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of the Commonwealth of Virginia (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

10.3	Venue and Jurisdiction.

The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where the Borrower, any Guarantor, or any collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

10.4	Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.5         Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

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10.6	Waiver of Class Actions.

The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

10.7	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after any default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.8	Expenses.

(a)          The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, reasonable costs and expenses, including reasonable attorneys’ fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank’s continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees (subject to Section 7.16), title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any Guarantor, (iii) the Bank’s costs or losses arising from any changes in law which are reasonably allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any Loan Party that are paid, incurred or advanced by the Bank.

(b)          The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual; except, in each case, as may be relating to or arising out of the Bank’s gross negligence or willful misconduct. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

(c)          The Borrower shall reimburse the Bank for any costs and reasonable attorneys’ fees incurred by the Bank in connection with (i) the enforcement or preservation of the Bank’s rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any “workout” or restructuring, and (ii) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

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10.9	Set-Off.

Upon and after the occurrence of an Event of Default under this Agreement, (a) the Borrower hereby authorizes the Bank, at any time and from time to time, without notice, which is hereby expressly waived by the Borrower, and whether or not the Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, the Secured Obligations (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by the Bank to the Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts or accounts held exclusively for payroll or withholding tax), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure the Secured Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of the Secured Obligations.

10.10	One Agreement.

This Agreement, the other Loan Documents and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.11	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.12	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.13	Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

10.14	Borrower Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

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10.15	Amendments.

This Agreement may be amended or modified only in writing signed by each party hereto.

10.16	Additional Remedy for Failure to Assign Payments as Requested.

The Borrower acknowledges that the Bank will be irreparably harmed if the Borrower fails, after written request by the Bank, to promptly assign payments due or to become due under any government contracts when required by the Bank, pursuant to this Agreement, and that the Bank shall have no adequate remedy at law. Therefore, the Borrower agrees that the Bank shall be entitled to the following remedies, in addition to all other remedies allowed by law or under this Agreement:

(a)          an injunction compelling the Borrower’s compliance with the provisions of this Agreement requiring the Borrower to assign payments due or to become due under any government contracts;

(b)          the appointment of a receiver, with instructions that the receiver shall comply, in the Borrower’s name and on its behalf, with the provisions of this Agreement requiring the Borrower to assign payments due or to become due under any government contracts; and

(c)          such other or further equitable relief as may be necessary or desirable to secure to the Bank the benefits of the rights of an assignee under the Assignment of Claims Act (Title 31 Section 3727 and Title 41 Section 15 of the United States Code).

10.17	Disposition of Schedules and Reports.

The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower or any Subsidiary (other than those documents and instruments in possession of the Bank in order to perfect its lien on the collateral once the obligations under this Agreement have been paid in full and this Agreement has been terminated). The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

10.18	Verification of Government Contracts.

The Bank may at any time, either orally or in writing, reasonably request confirmation from any Loan Party of the current amount and status of the government contracts upon which such Loan Party is obligated.

[SIGNATURE PAGES FOLLOW]

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The Borrower executed this Loan Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

BORROWER:	VERSAR, INC., a Delaware corporation

	By:	/s/ Cynthia A. Downes	(seal)
	Name:	Cynthia A. Downes
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Address for Notices:
Versar, Inc.
6850 Versar Center
Springfield, VA 22151 Attention: Cynthia Downs Telephone: 703-642-6907
Facsimile: 703-642-6843

BANK:	BANK OF AMERICA, N.A.

	By:	/s/ Colleen Landau
Name: Colleen Landau
Title: Vice President

Address for Notices:
Bank of America, N.A.
11810 Grand Park Ave.
Rockville, MD 20852
Attention: Colleen Landau, Vice President
Telephone: (301) 255-1204
Facsimile: (704) 719-8913

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USA Patriot Act Notice.

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notices carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

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SCHEDULE A

FEES

(a)	Upfront Fee. The Borrower agrees to pay an upfront fee equal to $150,000. This fee is due on the date of this Agreement.

(b)	Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Revolving Credit Facility Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.25% per year.

This fee is due on December 31, 2015, and on the last day of each following quarter and on the Revolving Facility Expiration Date until the expiration of the Availability Period.

(c)	Letter of Credit Fees. The Borrower agrees to pay the Bank a Letter of Credit fee equal to 1.95% per annum of the outstanding undrawn amount of each Letter of Credit, payable quarterly in arrears, calculated on the basis of the face amount outstanding. If there is an Event of Default under this Agreement, at the Bank’s option, the amount of the fee shall be increased by the Default Rate, effective starting on the day the Bank provides notice of the increase to the Borrower.

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Schedule 1.1

Defined Terms

The following terms are defined in the following Sections:

“Authorized Individual” has the meaning specified in Section 4.3.

“Availability Period” has the meaning specified in Section 2.2.

“Bank” has the meaning specified in the introductory paragraph hereto.

“Claim” has the meaning specified in Section 10.6

“Default Rate” has the meaning specified in Section 4.7.

“Designated Account” has the meaning specified in Section 4.4

“Event of Default” has the meaning specified in Article 9.

“Existing Indebtedness” has the meaning specified in Section 5.1.

“Governing Law State” has the meaning specified in Section 10.2.

“IP Rights” has the meaning specified in Section 6.15.

“IRS” has the meaning specified in Section 6.12.

“Revolving Facility” has the meaning specified in Section 2.1.

“Revolving Facility Commitment” has the meaning specified in Section 2.1.

“Revolving Facility Expiration Date” has the meaning specified in Section 2.2.

“Term Loan Facility” has the meaning specified in Section 3.1.

The following terms are defined as set forth below:

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business, division or operating group of, another Person or (b) at least a majority of the Equity Interests of another Person entitled to vote for members of the board of directors or equivalent governing body of such Person, in each case whether or not involving a merger or consolidation with such other Person.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Bonded Accounts Receivable” means accounts receivable related to any contract of the Borrower and its Subsidiaries which have been pledged by the Borrower or its Subsidiaries to secure any performance bond with respect to such contract.

“Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including, purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock of the Borrower representing 25% or more of the combined voting power of all Voting Stock of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)          during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property with respect to which Liens in favor of the Bank are purported to be granted pursuant to the Loan Documents.

“Consolidated Asset Coverage Ratio” means, as of any date of determination the ratio of (a) accounts receivable of the Borrower and its Subsidiaries (other than (i) Bonded Accounts Receivable, (ii) retainages, (iii) receivables that are more than 90 days past their invoice date and (iv) progress payments) to (b) the outstanding principal amount under the Revolving Facility.

“Consolidated Cash Flow” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of Consolidated EBITDA minus capital expenditures (other than capital expenditures financed with non-revolving indebtedness (other than advances under this Agreement)) minus income taxes paid in cash.

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“Consolidated EBITDA” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) net income for such period; plus (b) the following to the extent deducted in calculating net income for such period: (i) losses from discontinued operations and extraordinary items, (ii) income tax expense, (iii) interest expense, (iv) depreciation and amortization expense, (v) non-cash stock compensation expense, (vi) non-cash losses resulting from mark to market adjustments of Swap Contracts and (vii) non-recurring costs and expenses made in connection with the JC Acquisition which shall not exceed in the aggregate $1,500,000 during the first year following the closing date of the JC Acquisition; minus the following to the extent added in calculating net income for such period: (i) income or gains from discontinued operations and extraordinary items and (ii) non-cash gains resulting from mark to market adjustments of Swap Contracts.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Cash Flow for the most recent Reporting Period to (b) Consolidated Fixed Charges for the most recent Reporting Period.

“Consolidated Fixed Charges” means, as of any calculation date, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) scheduled principal payments on Consolidated Funded Debt plus (b) cash interest expense plus (c) dividends and other distributions and share repurchases.

“Consolidated Funded Debt” means all outstanding liabilities for borrowed money and other interest bearing liabilities, including current and long term debt and capital leases, including, without limitation, the Subordinated Indebtedness.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt (other than the Subordinated Indebtedness) on such date to (b) Consolidated EBITDA for the most recent Reporting Period.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt on such date to (b) Consolidated EBITDA for the most recent Reporting Period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries in the ordinary course of business; (c) the disposition of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering with the business of the Borrower and its Subsidiaries; (f) the sale or disposition of cash equivalents for fair market value; (g) any Recovery Event; and (h) the sale, transfer, license, lease or other disposition of property with an aggregate book value not to exceed $50,000 in any fiscal year of the Borrower.

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“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is and is organized under the laws of any state of the United States or the District of Columbia.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary within the meaning of 414(b) or (c) of the Code.

“Excluded Property” means, with respect to any Loan Party, (a) unless requested by the Bank, any personal property for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (b) any property which, subject to the terms of Section 8.10, is subject to a Lien of the type described in Section 8.4(d) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property and (c) the Equity Interests of any Foreign Subsidiary to the extent not required to be pledged to secure the Secured Obligations pursuant to Section 7.9(a).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Guarantors” means, collectively, (a) each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages to the Guaranty on the date hereof, (b) each Person that joins the Guaranty as a Guarantor pursuant to Section 7.8 or otherwise, and (d) the successors and permitted assigns of the foregoing.

“Guaranty” means the Continuing and Unconditional Guaranty dated as of the date of this Agreement by and among the Guarantors and the Bank.

“Immaterial Subsidiary” means any Subsidiary that as of the date of determination (a) does not conduct any business activity and (b) does not have assets or property with an aggregate fair market value in excess of $50,000.

“JC Acquisition” means the acquisition by the Borrower of the Equity Interests of the Borrower pursuant to the JC Acquisition Documentation.

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“JC Acquisition Documentation” means that certain Membership Interest Purchase Agreement dated as of September 4, 2015 among the Borrower and the JC Sellers and all other documents, agreements and instruments relating to the JC Acquisition (including the JC Seller Earn-Out) in each case including all schedules and exhibits thereto.

“JC Seller Earn-Out” means the Contingent Obligations (as defined in the JC Acquisition Document) of the Borrower to the JC Sellers.

“JC Sellers” means Johnson Controls, Inc. and Johnson Control Federal Systems, Inc.

“JC Subordination Agreement” means the Subordination Agreement dated as of the date of this Agreement among the Bank, the JC Sellers and the Loan Parties relating to the JC Seller Earn Out.

“LIBOR Daily Floating Rate” means a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars. If at any time the LIBOR Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Guaranty, the Security Agreement, the Pledge Agreement and any other document, agreement or instrument required by or delivered in connection with this Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material impairment of the rights and remedies of the Bank under any Loan Document to which it is a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“PBGC” means the Pension Benefit Guaranty Corporation.

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“Permitted Acquisition” means any Acquisition by any Loan Party, provided that (a) no Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default under this Agreement, shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the date of this Agreement (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (e) if such Acquisition involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such Acquisition shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, (f) the Loan Parties shall have unrestricted cash and cash equivalents and availability existing under the Revolving Facility of at least $5,000,000 in the aggregate after giving effect to such Acquisition, (g) the Borrower shall have provided the Bank with written notice of such Acquisition ten (10) days prior to the consummation of such Acquisition, together with calculations demonstrating that after giving effect to such Acquisition on a pro forma basis (i.e., as if such Acquisition and the incurrence of any indebtedness in connection therewith had been made on the first day of the applicable period) (i) the Borrower would be in compliance with the financial covenants set forth in Sections 7.3, 7.4, 7.5 and 7.6, recomputed as of the last day of the period of twelve consecutive months most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.2 and (ii) the Consolidated Total Leverage Ratio and Consolidated Senior Leverage Ratio shall each be 0.50 less than the maximum ratios permitted under Sections 7.3 and 7.4, in each case recomputed as of the last day of the period of twelve consecutive months most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.2, (h) the Borrower shall have delivered to the Bank annual financial statements for the acquired Person or property (including, without limitation, a balance sheet, income statement, statement of retained earnings and statement of cash flows for the acquired Person or property for the period of twelve consecutive months most recently ended not less than 30 days prior to such Acquisition demonstrating EBITDA of the acquired Person or property for such period greater than $0), and (i) the aggregate cash and non-cash consideration (including assumed indebtedness, the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including any earn out payments) and Equity Interests) for any such Acquisition shall not exceed $5,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Pledge Agreement” means the Pledge Agreement dated as of the date of this Agreement by and among the Loan Parties and the Bank.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Reporting Period” means each reporting period for which financial statements are required to be delivered pursuant to Section 7.2.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

6

“Secured Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document and (b) all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any Subsidiary under any Cash Management Agreement or Swap Contract with the Bank or an Affiliate of Bank, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Bankruptcy Code of the United States, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Security Agreement” means the Security Agreement dated as of the date of this Agreement by and among the Loan Parties and the Bank.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Indebtedness” means, collectively the Existing Unsecured Indebtedness and the JC Seller Earn Out.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or equivalent governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

7

“Transaction” means, collectively the JC Acquisition, the making of any extensions of credit on the date hereof by the Bank to the Borrower and the application of the proceeds thereof, the issuance of the JC Seller Earn-Out on the date of this Agreement and all related transactions, including the repayment of Existing Indebtedness.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

8

List of Schedules to the Loan Agreement:

Schedule 6.13 – Subsidiaries

Schedule 6.15 – Intellectual Property; Licenses; Etc.

Schedule 6.l7(a) – (c) – Business Locations; Taxpayer Identification Number

Schedule 8.3 – Other Debts

Schedule 8.4 – Liens

Schedule 8.5 – Investments

Schedule 8.6 – Loans

Schedule 6.13	Subsidiaries

Versar, Inc. owns or will own 100% of the equity interests of the below subsidiaries:

Loan Parties:

1.	GEO-MARINE, Inc. (TX)
a.	Number of shares of each class of interest outstanding and owned by Versar, Inc.: 1,000 shares
2.	J.M. WALLER ASSOCIATES, INC. (VA)
a.	Number of shares of each class of interest outstanding and owned by Versar, Inc.: 9,800 shares
3.	VERSAR INTERNATIONAL, INC. (DE)
a.	Number of shares of each class of interest outstanding and owned by Versar, Inc.: 10,000 shares
4.	JOHNSON CONTROLS SECURITY SYSTEMS, L.L.C. (Name to be changed to VERSAR SECURITY SYSTEMS, LLC) (FL) [NTD: Ownership effective as of 11:59 PM on 9/30/2015; name change to be filed as of 10/1/2015]
a.	Number of shares of each class of interest outstanding and owned by Versar, Inc.: 100% of the membership interests

Immaterial Subsidiaries:

1.	GEOMET TECHNOLOGIES, LLC (MD)
a.	Number of membership interests of each class of interest outstanding and owned by Versar, Inc.: 2,000 shares
2.	CHARRON CONSTRUCTION CONSULTING, INCORPORATED (VA)
a.	Number of shares of each class of interest outstanding and owned by Versar, Inc.: 1,000 shares
3.	SCIMAN CORP. (DE)
a.	Number of shares of each class of interest outstanding and owned by Versar, Inc.: 1,000 shares

Foreign Subsidiary:

1.	GEOI 1 LTD (UK)
a.	Number of shares of each class of interest outstanding and owned by Versar, Inc.: 130,000 “A” ordinary shares and 70,000 “B” ordinary shares

GEOI 1 LTD owns 100% of the equity interests of the below subsidiaries:

1.	PROFESSIONAL PROTECTION SYSTEMS LIMITED (UK)
a.	Number of shares of each class of interest outstanding and owned by GEOI 1 LTD.: 100% of the equity interests
2.	PERSONAL PROTECTION SYSTEMS LIMITED (UK)
a.	Number of shares of each class of interest outstanding and owned by GEOI 1 LTD.: 100% of the equity interests

2

Schedule 6.15 Intellectual Property; Licenses; Etc.

Geo-Marine, Inc.

(Texas Corporation)

U.S. Trademarks

Registered Marks

Mark	Reg. No.	Reg. Date
GEO-MARINE and Design	3085287	04/25/06
MARS	3085286	04/25/06

Geomet Technologies, LLC

(Maryland Limited Liability Company)

U.S. Trademarks

Registered Marks

Mark	Reg. No.	Reg. Date
DTAPS	4179090	07/24/12
GEOMET and Design	1772035	05/18/93
GEOMET	1767756	04/27/93

J.M. Waller Associates, Inc.

(Virginia Corporation)

U.S. Trademarks

Registered Marks

Mark	Reg. No.	Reg. Date
J.M. WALLER ASSOCIATES, INC. and Design	3715800	11/24/09
Design Only	3712538	11/17/09

3

Versar, Inc.

(Delaware Corporation)

U.S. Trademarks

Registered Marks

Mark	Reg. No.	Reg. Date
VERSAR	4750410	06/09/15
V and Design	4750409	06/09/15
V and Design	4750408	06/09/15
HEATCOMMANDER	3702391	10/27/09
VIAP	3603851	04/07/09
VERSAR	1184290	01/05/82
VERSAR	0917848	08/03/71

Geomet Technologies, LLC

(Maryland Limited Liability Company)

U.S. Copyright

Registered Copyright

Title	Reg. No.	Reg. Date
GUIDE TO CLINICAL CARE IN ISOLATED ENVIRONMENTS.	TXu000052354	06/30/80

Versar, Inc.

(Delaware Corporation)

U.S. Copyrights

Registered Copyrights

Title	Reg. No.	Reg. Date
NEXMIS SOFTWARE.	TX0005871294	08/06/03
IN PARTNERSHIP WITH EARTH I PRODUCED FOR VERSAR, INC., BY SONIC IMAGES PRODUCTIONS ; DIRECTOR, JOLIE BARBIERE.	PA0000508933	01/18/91
HAZARDOUS WASTE MANAGEMENT FACILITIES DIRECTORY : TREATMENT, STORAGE, DISPOSAL, AND RECYCLING I BY U. S. ENVIRONMENTAL PROTECTION AGENCY, VERSAR, INC., CAMP DRESSER & MCKEE, INC.	TX000276203l	03/22/90
GUIDE TO COAL PREPARATION PLANTS IN THE UNITED STATES.	TX0000946303	07/15/82
GUIDE TO FEDERAL LAWS AND REGULATIONS AFFECTING COAL PREPARATION PLANTS.	TX0000946304	07/15/82

4

Schedule 6.17(a) - (c) Business Locations; Taxpayer Identification Number

Schedule 6.17(a):

Leased business locations:

VIRGINIA (HQ) - Springfield

6850 Versar Center

Springfield, VA 22151

ARIZONA

1820 East Ray Road

Chandler, AZ 85225

COLORADO

1235 W. 124th Street

Suite 104

Westminster, CO 80234

GEORGIA

100 Hartsfield Centre Pkwy

Suite 610

Atlanta, GA 30354-1390

HAWAII

First Location: 99-1295 Waiuia Place, Aiea, Hawaii 96701

Second Location: 733 Bishop Street, Pacific Guardian Center, Makai Tower Suite No. 1820, Honolulu, Hawaii 96813 (currently being subleased to Layton Construction, Inc.)

IDAHO

5918 W. Victory Rd.

Boise, ID 83709

MARYLAND - Columbia

9200 Rumsey Road

Columbia, MD 21045

MARYLAND - Germantown

20251 Century Blvd.

Germantown, MD 20874

SOUTH CAROLINA

498 Wando Park Blvd.

Suite 500

Mt. Pleasant, SC 29464

5

TEXAS - El Paso

4725 Ripley Dr.

Space A

El Paso, TX 79922

TEXAS - Richardson

700 International Parkway,

Suite 104

Richardson, TX 75081

TEXAS - San Antonio

85 NE Loop 410

Suite 500

San Antonio, TX 78216

85 NE Loop 410

Suite 217

San Antonio, TX 78216

VIRGINIA - Dulles

45610 Woodland Road

Suite 100

Dulles, VA 20166

VIRGINIA - Hampton

2713 Magruder Blvd.

Hampton, VA 23666

Schedule 6.17(b):

1.	VERSAR, INC. (DE)
a.	Chief Executive Office: VIRGINIA (HQ) - Springfield, 6850 Versar Center, Springfield, VA 22151
b.	Organizational Identification #: 720504
c.	Federal ID #: 54-0852979
2.	GEO-MARINE, Inc. (TX)
a.	Chief Executive Office: VIRGINIA (HQ) - Springfield, 6850 Versar Center, Springfield, VA 22151
b.	Organizational Identification #: 0029884600
c.	Federal ID #: 75-1372239
3.	VERSAR INTERNATIONAL, INC. (DE)
a.	Chief Executive Office: VIRGINIA (HQ) - Springfield, 6850 Versar Center, Springfield, VA 22151
b.	Organizational Identification #: 2708171
c.	Federal ID #: 30-0426671

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4.	GEOMET TECHNOLOGIES, LLC (MD)
a.	Chief Executive Office: VIRGINIA (HQ) - Springfield, 6850 Versar Center, Springfield, VA 22151
b.	Organizational Identification #: F0l107341
c.	Federal ID #: 35-2188742
5.	CHARRON CONSTRUCTION CONSULTING, INCORPORATED (VA)
a.	Chief Executive Office: VIRGINIA (HQ) - Springfield, 6850 Versar Center, Springfield, VA 22151
b.	Organizational Identification #: 04036646
c.	Federal ID #: 31-1369060
6.	J.M. WALLER ASSOCIATES, INC. (VA)
a.	Chief Executive Office: VIRGINIA (HQ) - Springfield, 6850 Versar Center, Springfield, VA 22151
b.	Organizational Identification #: 04082657
c.	Federal ID #: 54-1661762
7.	SCIMAN CORP. (DE)
a.	Chief Executive Office: VIRGINIA (HQ) - Springfield, 6850 Versar Center, Springfield, VA 22151
b.	Organizational Identification #: 2764043
c.	Federal ID #: 21-0692362
8.	JOHNSON CONTROLS SECURITY SYSTEMS, L.L.C. (Name to be changed to VERSAR SECURITY SYSTEMS, LLC) (FL) [NTD: Ownership effective as of 11:59 PM on 9/30/2015; name change to be filed as of 10/1/2015]
a.	Chief Executive Office: VIRGINIA (HQ) - Springfield, 6850 Versar Center, Springfield, VA 22151
b.	Organizational Identification #: L01000019364
c.	Federal ID #: 58-2664130

Schedule 6.17(c):

CHARRON CONSTRUCTION CONSULTING, INCORPORATED

(a Virginia Corporation)

Acquired by Versar, Inc.: May 31, 2012

GEO-MARINE, INC.

(a Texas Corporation)

Acquired by Versar, Inc.: September 3, 2013

GEOMET TECHNOLOGIES, LLC

(a Maryland Limited Liability Corporation)

Acquired by Versar, Inc.: November 12, 1985

Changed to LLC: November 11, 2002

J.M. WALLER ASSOCIATES, INC.

(a Virginia Corporation)

Acquired: June 30, 2014

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VERSAR INTERNATIONAL, INC.

(a Delaware Corporation)

Formerly Versar Services, Inc., Name Changed March 8, 2006

Formerly VIAP, Inc., Named Changed March 5, 2010

SCIMAN CORP.

(a Delaware Corporation)

Formerly Versar Acquisition I, Corp., Named Changed October 23, 1997

Formerly Science Management Corporation, Name Changed June 3, 1999

JOHNSON CONTROLS SECURITY SYSTEMS, L.L.C. (Name to be changed to VERSAR SECURITY SYSTEMS, LLC)

(a Florida limited liability company)

Acquisition by Versar, Inc.: Effective as of 11:59 PM September 30, 2015

Name Change to be Filed as of October 1, 2015

8

Schedule 8.3 Other Debts

1.	Certain deferred compensation agreements which were entered into by Versar, Inc. during a period from 1988 through 1996 as more fully set forth on the Deferred Compensation Spreadsheet attached hereto. As of 30 September 2015, and to the best of Versar, Inc.’s knowledge, only the agreements with three individuals remain outstanding, as shown on the attached spreadsheet. The total outstanding amount is $1,125,567.00.
2.	Fifteen Bond Agreements by and between Versar, Inc. and the parties listed on the attached Bond Agreement Spreadsheet dated as of the dates listed on the attached Bond Agreement Spreadsheet.
3.	The following liens:
a.	UCC Financing Statement by and between CHARRON CONSTRUCTION CONSULTING, INC. [sic] and Stellar One Bank, filed 12/18/2009, #09-11-18-7007
b.	UCC Financing Statement and Addendum by and among GEOMET TECHNOLOGIES, LLC, Siemens Financial Services, Inc., and Thermo Electron Financial Services Inc. , filed 10/22/2003, #0000000181169289
c.	UCC Financing Statement by and between J.M. WALLER & ASSOCIATES, INC. and Steelcase Financial Services Inc., filed 6/6/2013, #13-06-06-3922-8

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Schedule 8.4 Liens

1.	See the liens listed in item #3 on Schedule 8.3 which is incorporated herein by reference.
2.	The following liens (to be released with closing proceeds):
a.	UCC Financing Statement by and between CHARRON CONSTRUCTION CONSULTING, Incorporated and United Bank, #12-09-14-4005-6
b.	UCC Financing Statement by and between GEO-MARINE, INC. and United Bank, #14-0003829704
c.	UCC Financing Statement by and between GEOMET TECHNOLOGIES, LLC and United Bank, #0000000181167255
d.	UCC Financing Statement by and between J.M. WALLER ASSOCIATES, INC. and United Bank, #14-07-09-3815-1
e.	UCC Financing Statement by and between VERSAR INTERNATIONAL, INC. and United Bank, #2010 0935779
f.	UCC Financing Statement by and between VERSAR, INC. and United Bank, #3262665 6

10

Schedule 8.5 Investments

None

11

Schedule 8.6 Loans

None

12